Exhibit 13(a)(4)

Change in Registrant’s Independent Public Accounting Firm

The Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of LVIP Delaware Diversified Income Fund, LVIP Delaware Limited Term Diversified Income Fund, LVIP Delaware REIT Fund, LVIP Delaware SMID Cap Core Fund, LVIP Delaware U.S. Growth Fund, LVIP Delaware Value Fund and LVIP Delaware High Yield Fund (the “Funds”), each a series of the Trust, dismissed Tait, Weller & Baker LLP (“Tait Weller”) as the Funds’ independent registered public accounting firm on May 2, 2022, effective upon the issuance of Tait Weller’s report on the Funds’ financial statements as of and for the fiscal year ended December 31, 2021. Tait Weller’s report on the Fund’s financial statements for the fiscal year ended December 31, 2021 does not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit score and accounting principles. There have been no disagreements between the Trust and Tait Weller on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure nor reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Audit Committee of the Trust’s Board of Trustees participated in and approved the decision to engage Ernst & Young LLP (“EY”) as the independent registered public accounting firm for the fiscal year ended December 31, 2022. The selection of EY does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Funds’ prior independent registered public accounting firm, Tait Weller. During the Funds’ fiscal period ended December 31, 2021, neither the Funds, nor anyone on their behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered regarding the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust has requested Tait Weller to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Tait Weller agrees with the statements contained above. A copy of the letter is attached hereto as Exhibit 13(a)(4).

taitweller.com

August 26, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	LVIP Delaware Diversified Income Fund
LVIP Delaware Limited-Term Diversified Income Fund
LVIP Delaware REIT Fund
LVIP Delaware SMID Cap Core Fund
LVIP Delaware U.S. Growth Fund
LVIP Delaware Value Fund
LVIP Delaware High Yield Fund
(“the Funds”), each a series of Lincoln Variable Insurance Products Trust,
Commission File Number 811-08090

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Funds pursuant to Item 304(a) of Regulation S-K in its Form N-CSRS to be filed on or about August 26, 2022, captioned “Change in Registrant’s Independent Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:	Mr. William P. Flory, Jr.
Vice President and Chief Accounting Officer
Lincoln Financial Group
150 North Radnor Chester Road
Radnor, Pennsylvania 19087

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Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529